Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Dot Hill Systems Corp. and subsidiaries (the “Company”), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's reporting of its discontinued operations, and the effectiveness of the Company's internal control over financial reporting dated March 10, 2014, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP

Denver, Colorado
March 9, 2015